Exhibit 10.9
TERMS AND CONDITIONS
PERFORMANCE-BASED
RESTRICTED STOCK UNITS GRANTED IN 2006
UNDER STOCK PERFORMANCE PLAN
Amended January 1, 2007

STOCK PERFORMANCE PLAN
TERMS AND CONDITIONS OF
PERFORMANCE VESTED RESTRICTED STOCK UNITS
GRANTED IN 2006
1.	GRANT

You (hereinafter “grantee”) were granted performance-based restricted DuPont common stock units (“units”) effective February 1, 2006.

2.	PERFORMANCE PERIOD – 2006-2008

For a period of time from the effective date of the grant to the payout date (to be designated by DuPont following the evaluation of the performance metrics at the conclusion of the three-year performance period) (“restriction period”), grantee may not sell, gift, or otherwise transfer or dispose of any of the units.

If grantee remains a DuPont employee at the end of the restriction period, the number of units vested, if any, will become shares of DuPont common stock and, subject to other provisions of these terms and conditions, grantee shall be entitled to full ownership of such shares with all associated rights of ownership, including but not limited to the ability to sell, gift, or otherwise transfer the shares.

In connection with each grant, the Compensation Committee shall establish performance metrics and a measurement process to evaluate the metrics, which will determine the number of shares, if any, a grantee will receive at the conclusion of the restriction period.

The metrics associated with this grant for performance period 2006-2008 are Revenue Growth and Return on Invested Capital.

Revenue Growth — Sales/Revenue as reported in company filings and adjusted for “major acquisitions/divestitures”, but only if the aggregate of major acquisitions/divestitures totals 15% or more of total revenue in a fiscal year. A “major acquisition/divestiture” is defined as one that accounts for at least 5% of total revenue. Measurement approach: point-to-point Compound Annual Growth Rate.

Return on Invested Capital (ROIC) — As calculated for DuPont’s Variable Compensation plan.

Numerator: net income from continuing operations including minority interest income before (as itemized on the income statement): extraordinary items, special items, after-tax interest expense, and preferred dividends.

Denominator: 5-quarter average total invested capital (total debt, shareholders equity, and minority interest liability).

Measurement approach: For 2006, ROIC results will be based on DuPont’s performance relative to the peer group. For 2007 and 2008, DuPont’s performance will be based on an absolute target.

The measurement of these metrics will be based on revenue growth comparing DuPont’s performance relative to the performance of a peer group (as established by the Compensation Committee) and a combination of relative and absolute ROIC target.

Utilizing the matrix table below, the Compensation Committee will determine the appropriate performance factor based on an assessment of DuPont’s performance in relative revenue growth as a percentile of the peer group and based on the appropriate ROIC target.

	2007	2008
	ROIC	ROIC	DuPont Annualized Revenue Growth vs. Peers
2006	Result as	Result as		25th to	40th to	60th to
Current	of	of	<25th	40th	60th	75th	> 75th
vs. Peers	12/31/2007	12/31/2008	Percentile	Percentile	Percentile	Percentile	Percentile
>75th Percentile	>18%	>19%	50%	90%	135%	165%	200%
60th to 75th Percentile	17% - 17.9%	18% - 18.9%	0%	65%	110%	135%	165%
40th to 60th Percentile	15.5% - 16.9%	16.5% - 17.9%	0%	40%	90%	110%	135%
25th to 40th Percentile	13% - 15.49%	14% - 16.49%	0%	25%	40%	65%	90%
<25th Percentile	<12.9%	<13.9%	0%	0%	0%	0%	0%
Example: 3-year Annualized Revenue Growth relative to the Frame falls between the 40th and 60th percentile, e.g., 56th percentile.

ROIC results at the 46th percentile versus the peer group for 2006, at 16.0% for 2007; and at 18.0% for 2008 would yield the following performance factor.

		Payout Percent from
		Matrix above (Revenue
		Result @
Year	ROIC Result	40th to 60th percentile)

2006	40th to 60th Percentile versus peer group	90%

2007	16.0%	90%

2008	18.0%	110%

	Payout Percent	96.67%
The resulting performance factor from the above table will be applied as a multiplier to the number of performance-based restricted stock units granted to each participant. For example, a performance factor of 110% would be applied to a grant of 100 units to yield 110 resulting units, which would be converted to 110 shares of DuPont common stock.

There will be no interpolation of results. Should a percentile measure straddle two boxes in the matrix table, the Compensation Committee, in its sole discretion, will determine which performance factor to award.

3.	FORFEITURE

If grantee’s employment with DuPont terminates for any reason, including, but not limited to, resignation, prior to the expiration of the applicable restriction period, all rights to the units and all amounts in grantee’s account shall be forfeited, except as otherwise may be specifically provided in these terms and conditions.

At any time during the restriction period, all amounts in grantee’s account shall be forfeited if the Compensation Committee, after a hearing at which grantee shall be entitled to be present, shall find that grantee has willfully engaged in activity which is harmful to the interest of any plan company.

4.	DIVIDEND EQUIVALENTS

An amount equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in DuPont common stock) payable on the total number of shares represented by the total number of outstanding units (including whole and fractional units) in grantee’s account will be allocated to grantee’s account in the form of units based upon the stock price on the dividend payment date. Any stock dividends payable on such number of shares will be allocated in the form of whole and fractional units. The stock price shall be the closing price of DuPont common stock as reported on the Composite Tape of the New York Stock Exchange.

Dividend equivalent units will be determined at the end of the performance period and credited to the grantee’s account at that time based on the performance adjusted number of units in the grantee’s account. Dividend equivalent units will be calculated by taking the final performance adjusted number of units and calculating the dividend equivalent units for the first dividend payment date during the performance period. The number of dividend equivalent units from the first dividend payment date will be added to the total number of units used to calculate the dividend equivalent units for the next dividend payment date. This process will be continued for each subsequent dividend payment date during the performance period until the total cumulative number of dividend equivalent units is determined.

5.	PAYMENT FROM GRANTEE’S ACCOUNT

Units shall be paid during the calendar year following the end of the performance period, in one share of DuPont common stock for each unit, except that a cash payment will be made for any fraction of a unit remaining in the grantee’s account. Such fractional unit will be valued based on the fair market value (the average of the high and low prices on the NYSE-Composite Transactions Tape) of the shares on the effective date of payment.

6.	PAYMENT IN EVENT OF RETIREMENT, DISABILITY, TERMINATION FOR LACK OF WORK, DIVESTITURE TO AN ENTITY LESS THAN 50% OWNED BY DUPONT OR DEATH

In the event grantee retires, becomes disabled, as such term is defined in applicable benefit plans (“disability”), is terminated for lack of work, as such term is defined in applicable benefit plans (“termination for lack of work”), is terminated due to a divestiture to an entity which is less than 50% owned by DuPont or dies, subject to the conditions of paragraph 2, all units in grantee’s account will be paid at the conclusion of the restriction period as described in paragraph 2 above provided grantee’s retirement, disability, termination (as described in this paragraph) or death, occurs at least six months after the grant date and provided further that grantee was an active employee of a plan company through the date of retirement, death, disability or termination. Units in grantee’s account will be pro-rated based on the number of months the individual was employed by DuPont during the three-year performance period. In the event payment under this provision shall give rise to application of section 409A of the Internal Revenue Code, then not withstanding any other aspect of these Terms and Conditions, in no event shall units be paid earlier than six months after separation from employment of a “specified employee” as that term is defined within section 409A of the Internal Revenue Code. If grantee’s death, disability, retirement or termination occurs prior to expiration of the six-month period following the grant date, all units shall be forfeited.

In the event of grantee’s death, all units in grantee’s account will be paid to the person(s) specified in the last beneficiary designation form filed with the Company. If no designation form has been completed or if the designated beneficiary shall have predeceased grantee, the balance in grantee’s account shall be paid promptly to grantee’s estate.

7.	SATISFYING WITHHOLDING WITH DUPONT COMMON STOCK

Shares of DuPont common stock will be automatically used to satisfy withholding for federal, state, and local taxes unless grantee is a Section 16 officer. The number of shares withheld by the Company to satisfy withholding taxes shall be determined based on the fair market value (the average of the high and low prices on the NYSE-Composite Transactions Tape) of the shares on the date for determining the amount of withholding tax due. Federal, state, and local withholding cannot exceed statutory requirements.

If the grantee is a Section 16 officer or director, because of SEC requirements, any election to use share withholding is subject to certain restrictions and requirements. In general, the grantee must make an irrevocable election at least six months prior to the vesting date or within one of the four ten-day window periods per year. The terms and conditions applicable to use of share withholding by Section 16 officers are attached hereto as Exhibit A.

In the event of changes in relevant law or circumstances, the Compensation Committee may modify the terms and conditions of this paragraph 7, including discontinuing share withholding.

8.	ADJUSTMENTS

In the event of any stock dividend, split-up, reclassification or other change in capitalization, an equitable adjustment will be made as indicated in Article XII of the Stock Performance Plan in the number of units in grantee’s account.

9.	INTERPRETATION

The decision of the Compensation Committee with respect to any question arising as to the interpretation of the Stock Performance Plan as it affects this grant of restricted DuPont common stock units, or as to interpretation of these terms and conditions, shall be final, conclusive and binding.

10.	NO ACQUIRED RIGHTS

This grant is made at the discretion of the Company, and should not be construed to imply an entitlement to any future grants of a like or different nature.

11.	INCORPORATION OF STOCK PERFORMANCE PLAN

In addition to the terms and conditions set forth above, which are fixed by the Compensation Committee in accordance with Article VI, paragraph 4 of the Stock Performance Plan, this grant is also subject to the other applicable provisions of the Stock Performance Plan.

EXHIBIT A
TERMS AND CONDITIONS FOR USING SHARES TO SATISFY
WITHHOLDING TAX ON RESTRICTED STOCK UNITS
A Section 16 officer or director may elect to use shares of DuPont common stock to satisfy federal, state and local tax withholding requirements in connection with the vesting of restricted stock units. No shares may be withheld in excess of statutory requirements.
1.	An election to use shares to satisfy amounts required to be withheld pursuant to applicable federal, state and local tax laws in connection with the vesting of restricted stock units is irrevocable. No election may be made with respect to restricted stock units prior to six months after the grant date.

2.	An election to use shares to satisfy tax-withholding requirements is subject to the disapproval of the Compensation Committee.

3.	Shares used to satisfy withholding may either be restricted stock unit shares otherwise issuable pursuant to the vesting of the restricted stock unit grant or shares already owned which are tendered to the Company. The Section 16 officer or director must unconditionally agree to tender the appropriate number of shares to the Company if the amount of withholding tax is determined after the vesting date of the restricted stock units. When shares already owned are used to satisfy withholding, the grantee must have owned such shares for at least six months.

4.	When the Section 16 officer or director elects to use shares to satisfy withholding, the election must be made on a date six months or more prior to the vesting date, or during a ten-day window period prior to or coincident with the vesting date. *

5.	The number of shares withheld by the Company or tendered by the Section 16 officer or director to satisfy the withholding tax requirement shall be determined based on the fair market value (the average of the high and low prices on the NYSE-Composite Transactions Tape) of the shares on the date for determining the amount of withholding tax due.

*	There are four ten-day window periods a year. They commence on the third business day following the date the Company announces its quarterly and annual sales and earnings and end on the twelfth business day following such date.